Exhibit 99.2

This investor update provides Delta’s guidance for the March quarter 20101,2.

Advance Revenue Trends
•	Projected system load factors for March 2010 and April 2010 of 84% and 82%, respectively, are expected to be 1-3 points higher than the prior year period.
•	The company expects passenger RASM to increase approximately 8% in February and 16% in March, compared to the same period last year.
•	Corporate revenue and ticket volumes have increased approximately 30% year over year for the last four weeks.

February Storm Impact
•
Delta cancelled approximately 7,000 flights, or 3.2% of system capacity, due to severe weather in February.  As a result of these cancellations, revenue declined by $65 million and costs decreased $35 million, for a net impact of $30 million.

Liquidity
•	Delta expects to end the March 2010 quarter with $5.5 billion of unrestricted liquidity. This is lower than previous guidance due to $130 million of accelerated pension funding.

Share count
•	Delta expects approximately 832 million weighted average shares outstanding for the March quarter.

Key Financial Metrics

Mar Qtr 2010
Operating margin	1 – 2%

Consolidated fuel price, including taxes and hedges	$ 2.22

Capital expenditures	$ 365 million

Cargo and other revenue	$1.1 billion

Non-operating expense	$325 million

Mar Qtr 2010 vs. Mar Qtr 2009
Consolidated CASM ex-fuel	Up 1 - 2%

System capacity	Down 4 - 5%
Domestic	Down 2 - 3%
International	Down 7 - 8%

Mainline capacity	Down 4 - 5%
Domestic	Down 2 - 3%
International	Down 7 - 8%

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Fuel hedge update
As of 3/5/2010

% of Projected Fuel Requirements Hedged
Mar Qtr 2010
Call options	23%
Collars	6%
Swaps	18%
Total	47%

Projected fuel price/gallon	$2.22

Projected fuel price includes:
•	Assumed $85.90 all-in price per barrel for crude oil plus refining spread
•	Hedge gain of $0.07/gallon
•	$0.24 for taxes, transportation and hedge premiums

Notes

1
Delta excludes (a) special items because management believes the exclusion of these items is helpful to investors in evaluation of the company’s recurring operational performance and (b) out-of-period fuel hedge losses in order to present financial results related to operations in the period shown.

2	Delta is unable to reconcile forward looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Forward Looking Statements

Statements in this Investor Update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the effects of the global recession; the effects of the global financial crisis; the impact of posting collateral in connection with our fuel hedge contracts;  the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; the ability to realize the anticipated benefits of our merger with Northwest; the integration of the Delta and Northwest workforces; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2009.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of March 9, 2010 and which we have no current intention to update.

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